UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2020 (March 25, 2020)

TERRA INCOME FUND 6, INC. (Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation)	814-01136 (Commission File Number)	46-2865244 (I.R.S. Employer Identification No.)

550 Fifth Avenue, 6th Floor New York, New York 10036 (Address of principal executive offices, including zip code)

(212) 753-5100 (Registrant’s telephone number, including area code)

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered or to be registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☒

Item 7.01.	Regulation FD Disclosure.

On March 31, 2020, Terra Income Fund 6, Inc. (the “Company”) will send a letter to the Company’s stockholders regarding the suspension of the Company’s share repurchase program (the “SRP”), as described under Item 8.01 below. A copy of the form of the letter to the Company’s stockholders is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated into this Item 7.01 by reference.

The information furnished under this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any filings made by the Company pursuant to the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Forward-Looking Statements

Statements included herein may constitute “forward-looking” statements as that term is defined in Section 27A of the Securities Act, and Section 21E of the Exchange Act, as amended by the Private Securities Litigation Reform Act of 1995, including statements with regard to future events or the future performance or operations of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements. Factors that could cause actual results to differ materially include changes in the economy, risks associated with possible disruption to the Company’s operations or the economy generally due to terrorism or natural disasters, global pandemics, or future changes in laws or regulations in the Company’s business. The inclusion of forward-looking statements should not be regarded as a representation that any plans, estimates or expectations will be achieved. Any forward-looking statements speak only as of the date of this communication. Except as required by federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Item 8.01.	Other Events.

Termination of Tender Offer

On March 25, 2020, the Board of Directors of the Company (the “Board”) unanimously determined to terminate the Company’s previously announced quarterly tender offer pursuant to the SRP (the “Tender Offer”) to purchase a portion of its issued and outstanding shares of common stock (“Shares”). In determining to terminate the Tender Offer, the Board considered factors related to the impact that the global pandemic of the novel coronavirus that causes the disease known as COVID-19 and the measures taken by governmental agencies and employers in response to COVID-19, including (i) the ongoing disruption to the global economy and financial markets, (ii) the suspension of business and temporary closure of facilities in an attempt to curb the spread of the illness, (iii) the desire to preserve liquidity in the Company, and (iv) the Company’s projected financial condition, liquidity needs, capital needs and operating performance.

The Tender Offer was made pursuant to the Tender Offer Statement on Schedule TO that the Company originally filed with the U.S. Securities and Exchange Commission on February 21, 2020. As a result of this termination, no Shares will be purchased in the Tender Offer and all Shares previously tendered and not withdrawn will be promptly returned to tendering holders.

Suspension of Share Repurchase Program

On March 25, 2020, in light of the difficult market conditions discussed above and in an effort to preserve liquidity in the Company, the Board unanimously approved the suspension of the operation of the SRP, effective as of April 30, 2020. The SRP will remain suspended until such time as the Board approves its resumption.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description
99.1	Terra Income Fund 6, Inc. Letter to Stockholders

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRA INCOME FUND 6, INC.

Date:	March 26, 2020	By:	/s/ Gregory M. Pinkus
Gregory M. Pinkus
Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary

Exhibit 99.1

Dear Partners,

First, and most important, we hope you and your loved ones are healthy and safe.

Second, we want to provide an update on the state of our business amidst the developing COVID-19 situation. We assure you that the Terra portfolio is performing well and, thus far, impact from the pandemic has been limited. In part, we believe this is a reflection of the re-positioning and de-risking actions we have taken over the past two years, as outlined in the recent 2019 Investor Letter.

That said, as the economy grinds to a standstill, we will not be entirely immune to the challenges facing commercial real estate, and are therefore carefully evaluating developments across our investments, borrowers, and various counterparties.

During these uncertain times, we are taking additional steps to closely monitor our portfolio, promptly taking necessary actions when appropriate, and further insulating against market volatility. We are holding weekly calls with each borrower in our portfolio, and our entire team is participating daily in asset management meetings to anticipate and proactively address any items that may require action. We believe we are well-prepared to function remotely, and we remain laser-focused in bringing all our experience and expertise to bear as we navigate the portfolio through this unprecedented environment. We believe that our hands-on approach to active management makes a critical difference during such times and is a key reason why Terra has not experienced a loss of principal on any of our investments to date.

Furthermore, we are carefully managing the fund’s liquidity to ensure adequate reserves to withstand the downturn and protect the portfolio. Accordingly, our board of directors has decided to temporarily suspend our share repurchase program. These actions allow us to better manage the portfolio and to respond to additional unexpected developments as the economic impacts of the pandemic propagate through the financial system. We are working harder than ever to ensure the portfolio is defensively positioned. As always, our mission is to preserve and protect your capital.

Today, we are pleased to be sending you a distribution for March 2020. Given the current crisis, we will continue to monitor all aspects of the fund and will keep you apprised of any material developments that could impact performance and future distributions.

We remain available to you to respond to any questions during this challenging period. Please feel free to contact our Investor Relations team at +1 (800) 501-3501 or ir@tcp-us.com at any time.

Stay safe and healthy,

Vik Uppal